Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom Citigate Sard Verbinnen 212/687-8080
VECTOR GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS
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     MIAMI, FL, February 29, 2008 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the fourth quarter and full year ended December 31, 2007.
     For the full year ended December 31, 2007, revenues were $555.4 million, compared to $506.3 million for 2006. The Company recorded operating income of $125.5 million for 2007, compared to operating income of $101.0 million for 2006. Net income for 2007 was $73.8 million, or $1.13 per diluted common share, compared to net income of $42.7 million, or $0.68 per diluted common share, for 2006. The results for 2007 included a $19.6 million pre-tax gain associated with Company’s previously announced NASA litigation settlement and an $8.1 million pre-tax gain related to the exchange of notes receivable from Ladenburg Thalmann Financial Services Inc. Adjusting for these gains, the Company’s net income for 2007 would have been $57.4 million, or $0.88 per diluted common share. The results for 2006 included debt conversion expense of $14.9 million associated with the issuance in June 2006 of additional shares of common stock in connection with the conversion of $70 million of the Company’s 6.25% convertible notes due 2008 and the $11.5 million decrease in reported income tax expense due to the reduction of the Company’s previously established reserves as a result of its July 2006 settlement with the Internal Revenue Service. Adjusting for this debt conversion expense and the adjustment to income tax expense, net income for 2006 would have been $46.1 million, or $0.73 per diluted common shares.
     Fourth quarter 2007 revenues were $145.1 million, compared to revenues of $137.5 million in the fourth quarter 2006. The Company recorded operating income of $36.9 million in the 2007 fourth quarter, compared to operating income of $32.6 million in the fourth quarter of 2006. Net income for the 2007 fourth quarter was $14.2 million, or $0.22 per diluted common share, compared to net income of $15.8 million, or $0.24 per diluted common share, in the 2006 fourth quarter.
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     For the three months and year ended December 31, 2007, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $144.4 million and $551.7 million, respectively, compared to $136.2 million and $499.5 million for the three months and full year ended December 31, 2006, respectively. Operating income was $46.0 million for the fourth quarter 2007 and $159.3 million for the full year 2007, compared to $44.6 million for the fourth quarter of 2006 and $140.5 million for the full year 2006. The 2006 fourth quarter and full year results included a pre-tax gain on sale of assets of $2.2 million.
Conference Call to Discuss Fourth Quarter and Full Year 2007 Results
     As previously announced, the Company will host a conference call and webcast on Monday, March 3, 2008 at 11:00 A.M. (ET) to discuss fourth quarter and full year 2007 results. Investors can access the call by dialing 800-859-8150 and entering 60604104 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will be available shortly after the call ends on March 3, 2008 through March 17, 2008. To access the replay, dial
877-656-8905 and enter 60604104 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues*	$145,134	$137,528	$555,430	$506,252

Expenses:
Cost of goods sold*	84,990	84,189	337,079	315,163
Operating, selling, administrative and general expenses	23,370	21,737	92,967	90,833
Gain on sale of assets	—	(2,476)	—	(2,210)
Restructuring and impairment charges	(120)	1,437	(120)	1,437

Operating income	36,894	32,641	125,504	101,029

Other income (expenses):
Interest and dividend income	4,035	2,617	9,897	9,000
Interest expense	(14,995)	(9,981)	(45,762)	(37,776)
Changes in fair value of derivatives embedded within convertible debt	(1,894)	1,337	(6,109)	112
Loss on extinguishment of debt	—	—	—	(16,166)
Gain on investments, net	13	1,633	—	3,019
Provision for loss on investments	—	—	(1,216)	—
Gain from conversion of LTS notes	—	—	8,121	—
Equity income (loss) from non-consolidated real estate businesses	317	(640)	16,243	9,086
Income from lawsuit settlement	—	—	20,000	—
Other, net	(46)	18	(75)	176

Income before provision for income taxes	24,324	27,625	126,603	68,480
Income tax expense	(10,093)	(11,834)	(52,800)	(25,768)

Net income	$14,231	$15,791	$73,803	$42,712

Per basic common share:

Net income applicable to common shares	$0.22	$0.25	$1.16	$0.70

Per diluted common share:

Net income applicable to common shares	$0.22	$0.24	$1.13	$0.68

Cash distributions declared per share	$0.40	$0.38	$1.54	$1.47

*	Revenues and cost of goods sold include federal excise taxes of $43,964, $46,383, $176,269 and $174,339, respectively.

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